Exhibit (5)(a)

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September 23, 2010

To:	Sun Life Insurance and Annuity Company of New York
One Sun Life Executive Park
Wellesley Hills, MA 02461

From:	Scott M. Davis
Senior Vice President & General Counsel
Sun Life Assurance Company of Canada (U.S.)

Re:	Market Value Adjusted Interests of Sun Life Insurance
and Annuity Company of New York

I am Senior Vice President and General Counsel of Sun Life Assurance Company of Canada (U.S.), a Delaware corporation ("Sun Life (U.S.)").  Sun Life (U.S.) is the parent of Sun Life Insurance and Annuity Company of New York, a New York corporation (the "Company").  This legal opinion is given in connection with a joint registration statement on Form S-3 (the "Registration Statement") filed by Sun Life (U.S.) and the Company with the Securities and Exchange Commission (the "Commission") and in which this opinion is being filed as an exhibit.   The Registration Statement relates to (a) the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act"), of up to a specified aggregate amount of the Company’s market value adjusted interests (the "MVAs") under deferred annuity contracts (the "Contracts"); and (b) the full and unconditional subordinated guarantee by Sun Life (U.S.) of the Company’s payment obligations with respect to the MVAs issued and sold pursuant to the Registration Statement. The specified aggregate amount of MVAs to be registered will be as set forth on the facing sheet of the Registration Statement, as that amount may be revised by any amendments to the Registration Statement or other filings in accordance with the Commission’s rules.

The MVAs are to be (i) issued under Contracts between the Company and its customers; and (ii) guaranteed by Sun Life (U.S.) pursuant to the terms of a subordinated guarantee executed by Sun Life (U.S.) (the "Subordinated Guarantee").  The Subordinated Guarantee is being filed or incorporated by reference as an exhibit to the Registration Statement and a specimen of the Contracts is being filed or incorporated by reference as an exhibit to the Registration Statement.

In connection with this opinion, I have examined (i) the Registration Statement; (ii) the specimen of the Contracts; (iii) the Subordinated Guarantee; (iv) the Company’s Charter, as currently in effect; (v) the Company’s Bylaws, as currently in effect; and (vi) resolutions adopted by the Board of Directors of the Company relating to the filing of the Registration Statement and related matters.  I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company, certificates of officers or other representatives of the Company, certificates of public officials and others, and such other agreements, documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

I do not express any opinion as to the laws of any jurisdictions other than the State of New York.  No opinion is expressed herein with respect to the qualification of the MVAs under the securities or blue-sky laws of any state or any foreign jurisdiction.  The MVAs may be issued from time to time on a delayed or continuous basis, but this opinion is limited to the laws, including the rules and regulations thereunder, as in effect on the date hereof.  I express no opinion with respect to any question of choice of law, choice of venue, or conflicts of laws.

Based upon and subject to the foregoing, I am of the opinion that, when the MVAs have been issued and sold in accordance with the terms of the Contracts and the Subordinated Guarantee, such MVAs will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) I express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws.

For purposes of the opinions rendered above, I have assumed that the Company will at all times in the future (i) be duly incorporated and validly existing as a corporation under the laws of the State of New York; and (ii) have the corporate power and authority to issue and sell the MVAs.  As of the date of this opinion, the Company is duly incorporated and validly existing as a corporation under the laws of the State of New York and has the corporate power and authority to issue and sell the MVAs.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Scott M. Davis

Senior Vice President & General Counsel